                                                                   Exhibit 12(a)


                            THE SEAGRAM COMPANY LTD.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                                          Fiscal        Fiscal
                                                             Nine Months Ended          Year Ended     Year Ended
                                                                 March 31,               June 30,       June 30,
                                                            1999           1998            1998           1997
                                                          -------        -------         -------        -------
                                                                               (millions)
Income (loss) from continuing operations before tax       $  (504)       $ 1,148         $ 1,611        $   726

Add (deduct):
Dividends from equity companies                                75             49              56            107

Fixed charges                                                 442            245             406            376
Interest capitalized, net of amortization                      (1)            (1)             (2)            (2)
                                                          -------        -------         -------        -------
Earnings available for fixed charges                      $    12        $ 1,441         $ 2,071        $ 1,207
                                                          -------        -------         -------        -------

Fixed Charges:
Interest Expense                                          $   393        $   207         $   357        $   326
Portion of rent expense deemed to represent
interest factor                                                49             38              49             50
                                                          -------        -------         -------        -------

Fixed Charges                                             $   442        $   245         $   406        $   376
                                                          -------        -------         -------        -------
Ratio of Earnings to Fixed Charges                             (a)           5.9x            5.1x           3.2x
                                                          =======        =======         =======        =======


(a) Fixed charges exceed earnings by $430 million for the nine months ended March 31, 1999.